Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2023 First Quarter

•	First quarter revenue increases 19% as reported; 6% constant currency organic
•	As reported EPS of $1.10; adjusted EPS of $1.90
•	Updated outlook provided

DUBLIN, IRELAND - (August 2, 2022) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2023 first quarter ended June 30, 2022. Revenue as reported for the quarter increased 19% to $1.2 billion compared with $968.4 million in the first quarter of fiscal 2022. Constant currency organic revenue (see Non-GAAP Financial Measures) increased 6% for the first quarter of fiscal 2023 as compared to the first quarter of fiscal 2022.

“We are pleased with our operational performance in the quarter, which reflected solid constant currency organic revenue growth despite supply chain challenges,” said Dan Carestio, President and Chief Executive Officer of STERIS. “Demand for our products remains strong, as evidenced by our significant backlog in Healthcare capital equipment. Despite several headwinds, we continue to expect another year of record performance.”

First Quarter Operating and Segment Results
As reported, net income for the first quarter was $111.3 million or $1.10 per diluted share, compared with a net loss of $21.8 million or a loss of $0.24 per diluted share in the first quarter of fiscal 2022. Adjusted net income (see Non-GAAP Financial Measures) for the first quarter of fiscal 2023 was $191.1 million or $1.90 per diluted share, compared with the previous year’s first quarter of $160.0 million or $1.76 per diluted share.

Healthcare revenue as reported grew 16% in the quarter to $698.5 million compared with $602.8 million in the first quarter of fiscal 2022, with $84.4 million in favorable net impact from acquisitions and divestitures during the quarter. This performance reflected a 22% increase in consumable revenue, a 19% improvement in capital equipment revenue and a 9% increase in service revenue. Constant currency organic revenue increased 4% for the quarter compared with the prior year quarter. Healthcare operating income was $156.5 million compared with $138.4 million in last year’s first quarter. This increase was primarily due to the benefit of acquired businesses and organic volume offset by supply chain and inflationary cost increases.

Fiscal 2023 first quarter revenue for Applied Sterilization Technologies (AST) increased 6% as reported to $220.9 million compared with $208.9 million in the same period last year. Constant currency organic revenue increased 10%, driven primarily by increased demand from medical device and biopharma Customers in the quarter compared with the prior year period. Segment operating income increased to $109.3 million in the first quarter of fiscal 2023 compared with operating income of $101.9 million in the same period last year primarily due to increased volume.

Life Sciences first quarter revenue as reported grew 9% to $132.2 million compared with $121.5 million in the first quarter of fiscal 2022. Growth was driven by a 24% increase in capital equipment revenue and a 5% increase in consumable revenue while service revenue was flat year-over-year. Constant currency organic revenue increased 10% in the quarter compared with the prior year quarter. Operating income was $55.3 million in the first quarter of fiscal 2023 compared with $49.1 million in the prior year’s first quarter. This increase was primarily due to the increase in organic volume and favorable mix within capital equipment shipments.

Dental first quarter revenue as reported was $104.8 million and operating income was $19.6 million. Revenue and profit were somewhat limited by supply chain challenges in the quarter.

Cash Flow
Net cash provided by operations for the first quarter of fiscal 2023 was $231.7 million, compared with $97.4 million in the first quarter of fiscal 2022. Free cash flow (see Non-GAAP Financial Measures) for the first quarter of fiscal 2023 was $117.1 million compared with $41.2 million in the prior year period. The increase in free cash flow is primarily due to a reduction in costs associated with the Cantel Medical acquisition, partially offset by higher capital spending.

Fiscal 2023 Outlook
For fiscal 2023, constant currency organic revenue growth is now anticipated to be approximately 10%, compared with prior expectations of 11%, reflecting ongoing supply chain challenges and procedure volumes somewhat lighter than anticipated. As reported revenue is expected to increase approximately 9%, reflecting the net impact of acquisitions and divestitures as well as approximately $100 million in anticipated negative impact of foreign currency fluctuations. Adjusted earnings per diluted share are now anticipated to be in the range of $8.40 to $8.60, compared with prior expectations of $8.55 to $8.75. This reduced outlook reflects the slightly lower revenue outlook and approximately $0.10 of adverse impact from foreign currency fluctuations. All other elements of outlook remain unchanged.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, August 3, 2022 at 10:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET on August 3, either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 4357390 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS is a leading global provider of products and services that support patient care with an emphasis on infection prevention. WE HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare, life sciences and dental products and services. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted income from operations, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition related transaction costs, integration costs related to acquisitions, redomiciliation and tax restructuring costs, COVID-19 incremental costs, settlement of I.R.S. adjustments related to prior fiscal years, and certain other unusual or non-recurring items. COVID-19 incremental costs include the additional costs attributable to COVID-19 such as enhanced cleaning protocols, personal protective equipment for our employees, event cancellation fees, and payroll costs associated with our response to COVID-19, net of any government subsidies available. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS
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believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
The release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s other securities filings, including Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2022 and subsequently filed Quarterly Reports on Form 10-Q. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact of the COVID-19 pandemic or similar public health crises on STERIS’s operations, supply chain, material and labor costs, performance, results, prospects, or value, (b) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the redomiciliation to Ireland (“Redomiciliation”), (c) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected, (d) STERIS’s ability to successfully integrate the businesses of Cantel Medical into our existing businesses, including unknown or inestimable liabilities, or increases in expected integration costs or difficulties in connection with the integration of Cantel Medical (e) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for
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increased pressure on pricing or costs that leads to erosion of profit margins, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning notices, actions, requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, including the Russia-Ukraine military conflict, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products, due to supply chain issues or otherwise, or in the provision of services, (m) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in our Annual Report on Form 10-K for the year ended March 31, 2022, and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (n) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (o) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (p) the possibility that anticipated financial results or benefits of recent acquisitions, including the acquisition of Cantel Medical and Key Surgical, or of STERIS’s restructuring efforts, or of recent divestitures, including anticipated revenue, productivity improvement, cost savings, growth synergies and other anticipated benefits, will not be realized or will be other than anticipated, (q) the increased level of STERIS’s indebtedness incurred in connection with the acquisition of Cantel Medical limiting financial flexibility or increasing future borrowing costs, (r) rating agency actions or other occurrences that could affect STERIS’s existing debt or future ability to borrow funds at rates favorable to STERIS or at all, (s) the potential impact of the acquisition of Cantel Medical on relationships, including with suppliers, Customers, employees and regulators, and (t) the effects of contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.
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STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)	Three Months Ended June 30,

	2022	2021
	(Unaudited)	(Unaudited)

Revenues	$1,156,491	$968,422
Cost of revenues	638,693	542,140
Gross profit	517,798	426,282
Operating expenses:
Selling, general, and administrative	334,626	393,752
Research and development	24,751	18,192
Restructuring expenses	26	14
Total operating expenses	359,403	411,958
Income from operations	158,395	14,324
Non-operating expenses, net	23,444	43,301
Income tax expense (credit)	24,196	(7,075)
Net income (loss)	$110,755	$(21,902)
Less: Net (loss) attributable to noncontrolling interests	(507)	(95)
Net income (loss) attributable to shareholders	$111,262	$(21,807)
Earnings (loss) per ordinary share (EPS) data:
Basic	$1.11	$(0.24)
Diluted	$1.10	$(0.24)
Cash dividends declared per share ordinary outstanding	$0.43	$0.40
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	100,082	90,152
Diluted number of shares outstanding	100,722	90,152

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)
	June 30,	March 31,
	2022	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$316,327	$348,320
Accounts receivable, net	763,788	799,041
Inventories, net	620,404	574,999
Prepaid expenses and other current assets	147,428	156,637
Total current assets	1,847,947	1,878,997

Property, plant, and equipment, net	1,573,337	1,552,576
Lease right-of-use assets, net	182,357	188,480
Goodwill	4,321,176	4,404,343
Intangibles, net	3,193,032	3,328,537
Other assets	70,157	70,661
Total assets	$11,188,006	$11,423,594
Liabilities and equity
Current liabilities:
Accounts payable	$228,987	$225,737
Other current liabilities	679,336	696,485
Total current liabilities	908,323	922,222
Long-term indebtedness	2,846,446	2,945,481
Other liabilities	1,014,109	1,011,254
Total equity	6,419,128	6,544,637
Total liabilities and equity	$11,188,006	$11,423,594

STERIS plc
Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment operating income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment operating income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended June 30,
	2022	2021 (*)
	(Unaudited)	(Unaudited)

Revenues:
Healthcare	$698,526	$602,817
Applied Sterilization Technologies	220,911	208,902
Life Sciences	132,207	121,471
Dental	104,847	35,232
Total revenues	$1,156,491	$968,422
Segment operating income (loss):
Healthcare	$156,497	$138,373
Applied Sterilization Technologies	109,315	101,927
Life Sciences	55,305	49,088
Dental	19,596	10,119
Corporate	(75,943)	(77,273)
Total segment operating income	$264,770	$222,234
Less: Adjustments
Amortization of acquired intangible assets	$93,929	$41,741
Acquisition and integration related charges	9,832	140,996
Tax restructuring costs	173	(49)
(Gain) on fair value adjustment of acquisition related contingent consideration	(3,100)	—
Net loss on divestiture of businesses	3,878	419
Amortization of inventory and property "step up" to fair value	1,637	24,789
Restructuring charges	26	14
Total income from operations	$158,395	$14,324
(*) Certain prior period costs were reallocated from the Healthcare segment to corporate to conform with current year presentation. The prior period segment operating income measure has been recast for comparability.

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)
	Three Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Operating activities:
Net income (loss)	$110,755	$(21,902)
Non-cash items	166,448	132,509
Changes in operating assets and liabilities	(45,457)	(13,181)
Net cash provided by operating activities	231,746	97,426
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(115,933)	(56,396)
Proceeds from the sale of property, plant, equipment, and intangibles	1,288	217
Proceeds from the sale of businesses	5,228	—
Acquisition of businesses, net of cash acquired	—	(547,353)
Net cash used in investing activities	(109,417)	(603,532)
Financing activities:
Proceeds from the issuance of senior public notes	—	1,350,000
Proceeds from term loan	—	650,000
Payments on term loan	(111,875)	(125,000)
Payments on long-term obligations	—	(721,284)
Proceeds (payments) under credit facilities, net	37,011	(249,421)
Deferred financing fees and debt issuance costs	—	(17,227)
Acquisition related deferred or contingent consideration	(84)	(25,150)
Repurchases of ordinary shares	(24,679)	(10,670)
Cash dividends paid to ordinary shareholders	(43,008)	(34,148)
Stock option and other equity transactions, net	1,221	1,710
Net cash provided by (used in) financing activities	(141,414)	818,810
Effect of exchange rate changes on cash and cash equivalents	(12,908)	1,539
Increase (decrease) in cash and cash equivalents	(31,993)	314,243
Cash and cash equivalents at beginning of period	348,320	220,531
Cash and cash equivalents at end of period	$316,327	$534,774

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Three Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)

Calculation of Free Cash Flow:
Cash flows from operating activities	$231,746	$97,426
Purchases of property, plant, equipment, and intangibles, net	(115,933)	(56,396)
Proceeds from the sale of property, plant, equipment, and intangibles	1,288	217
Free Cash Flow	$117,101	$41,247

Twelve Months Ended
March 31,
Calculation of free cash flow for outlook:	2023
(Outlook)**
Cash flows from operating activities	$1,005,000
Purchases of property, plant, equipment, and intangibles, net	(330,000)
Free Cash Flow	$675,000
** All amounts are estimates.
100

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended June 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2022	2021	2022	2021	2022	2022	2022	2022
Segment revenues:
Healthcare	$698,526	$602,817	$98,400	$(13,967)	$(10,445)	15.9%	1.9%	3.7%
Applied Sterilization Technologies	220,911	208,902	—	—	(9,548)	5.7%	5.7%	10.3%
Life Sciences	132,207	121,471	2,800	(786)	(3,097)	8.8%	7.2%	9.8%
Dental	104,847	35,232	65,009	—	(760)	197.6%	13.1%	15.2%
Total	$1,156,491	$968,422	$166,209	$(14,753)	$(23,850)	19.4%	3.8%	6.3%

	Three months ended June 30, (unaudited)
	Gross Profit		Income from Operations		Net Income (loss) attributable to shareholders		Diluted EPS
	2022	2021	2022	2021	2022	2021	2022	2021
GAAP	$517,798	$426,282	$158,395	$14,324	$111,262	$(21,807)	$1.10	$(0.24)
Adjustments:
Amortization of acquired intangible assets	418	3,208	93,929	41,741
Acquisition and integration related charges	682	608	9,832	140,996
Tax restructuring costs	—	—	173	(49)
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	(3,100)	—
Net loss on divestiture of businesses	534	—	3,878	419
Amortization of inventory and property "step up" to fair value	2,215	20,853	1,637	24,789
Restructuring charges	—	—	26	14
Fair value adjustment related to convertible debt, premium liability					—	22,923
Net impact of adjustments after tax*					79,844	158,805
Net EPS impact							0.80	2.00
Adjusted	$521,647	$450,951	$264,770	$222,234	$191,106	$159,921	$1.90	$1.76
* The tax expense includes both the current and deferred income tax impact of the adjustments.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

FY 2023 Outlook	Twelve Months
Ended March 31, 2023
(Outlook)**
Net income per diluted share	$5.42-5.62
Amortization of acquired intangible assets	2.85
Acquisition and integration related charges	0.13
Adjusted net income per diluted share	$8.40-$8.60

** All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
For the Periods Ending June 30, 2022 and 2021
	FY 2023	FY 2022
	Q1	Q1
Total Company Revenues
Consumables	$416,825	$298,887
Service	519,415	479,143
Total Recurring	$936,240	$778,030
Capital Equipment	$220,251	$190,392
Total Revenues	$1,156,491	$968,422
Ireland Revenues	$18,176	$21,945
Ireland Revenues as a % of Total	1.6%	2.3%
United States Revenues	$834,101	$679,250
United States Revenues as a % of Total	72.1%	70.1%
International Revenues	$304,214	$267,227
International Revenues as a % of Total	26.3%	27.6%

Segment Data	FY 2023	FY 2022
	Q1	Q1
Healthcare Revenues
Consumables	$252,032	$206,692
Service	267,360	245,235
Total Recurring	$519,392	$451,927
Capital Equipment	179,134	150,890
Total Healthcare Revenues	$698,526	$602,817
Segment Operating Income	$156,497	$138,373

Total Applied Sterilization Technologies Revenues	$220,911	$208,902
Segment Operating Income	$109,315	$101,927

Life Sciences Revenues
Consumables	$59,557	$56,536
Service	32,151	32,190
Total Recurring	$91,708	$88,726
Capital Equipment	40,499	32,745
Total Life Sciences Revenues	$132,207	$121,471
Segment Operating Income	$55,305	$49,088

Total Dental Revenues	$104,847	$35,232
Segment Operating Income	$19,596	$10,119

Other Data	FY 2023	FY 2022
	Q1	Q1
Healthcare Backlog *	$521,676	$254,313
Life Sciences Backlog *	92,706	92,074
Total Backlog *	$614,382	$346,387
GAAP Income Tax Rate	17.9%	24.4%
Adjusted Income Tax Rate	21.0%	20.8%
*Fiscal 2022 Backlog totals exclude Cantel Medical Corp.

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.